Exhibit 3.3

BY-LAWS

of

WCI COMMUNITIES, INC.

1.                                      OFFICES.

1.1                               Registered Office.  The registered office of WCI Communities, Inc. (the “Corporation”) in the State of Delaware shall be located at the principal place of business in such state of the Corporation or individual acting as the Corporation’s registered agent in Delaware.

1.2                               Other Offices.  In addition to its registered office in the State of Delaware, the Corporation may have an office or offices in such other places as the Board may from time to time designate or the business of the Corporation may require.

2.                                      MEETINGS OF STOCKHOLDERS.

2.1  Annual Meeting.  The annual meeting of stockholders shall be held on such date and at such time as shall be designated from time to time by the board of directors (the “Board”).

2.2  Special Meetings.  Special meetings of the stockholders may be called for any purpose or purposes, if not otherwise prescribed by statute or by the [Amended and Restated] Certificate of Incorporation (the “Certificate of Incorporation”), by resolution of the Board or by the Chief Executive Officer, President or Secretary upon the written request (stating the purpose or purposes of the meeting) of the holders of at least 25% of the outstanding shares entitled to vote.  Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting.

2.3  Place and Time of Meetings.  Meetings of the stockholders may be held in or outside the State of Delaware at the place and time specified by the Board or the directors or stockholders requesting the meeting.  The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication, subject to such guidelines and procedures as the Board may adopt.  Subject to such guidelines and procedures adopted by the Board, the stockholders and proxyholders not physically present at the meeting of stockholders may, by means of remote communication (a) participate in a meeting of stockholders and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communications is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

2.4  Notice of Meetings; Waiver of Notice.  Written notice of each meeting of stockholders shall be given to each stockholder entitled to vote at the meeting, except that (a) it shall not be necessary to give notice to any stockholder who submits a signed waiver of notice before or after the meeting, and (b) no notice of an adjourned meeting need be given except when required under Section 2.5 of these By-Laws.  Each notice of a meeting shall be given, personally or by mail, not less than ten nor more than sixty days before the meeting and shall state the time and place, if any, of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and unless it is the annual meeting, shall state at whose direction or request the meeting is called and the purpose or purposes for which it is called.  If mailed, notice shall be considered given when deposited in the United States mail, postage prepaid, to the stockholder at its address as it appears on the Corporation’s records.  The attendance by presence in person or by proxy of any stockholder at a meeting, without protesting at the beginning of the meeting that the meeting is not lawfully called or convened, shall constitute a waiver of notice by such stockholder.

2.5  Quorum.  At any meeting of stockholders, the presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of any business, except that, when specified business is to be voted on by one or more classes or series of stock voting as a class, unless otherwise provided by law or the Certificate of Incorporation, the holders of a majority of the voting power on such matter of the shares of all such classes or series entitled to vote on such matter shall constitute a quorum for the transaction of such business.  In the absence of a quorum a majority in voting interest of those present or, if no stockholders are present, any officer entitled to preside at or to act as secretary of the meeting, may adjourn the meeting until a quorum is present.  At any adjourned meeting at which a quorum is present any action may be taken which might have been taken at the meeting as originally called.  No notice of an adjourned meeting need be given if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken except that, if adjournment is for more than thirty days or if, after the adjournment, a new record date is fixed for the meeting, notice of the adjourned meeting shall be given pursuant to Section 2.4.

2.6  Voting; Proxies.  Each stockholder of record shall be entitled to one vote for every share registered in the stockholder’s name on all matters submitted for a vote of the stockholders, except for the holders of preferred stock which shall be entitled to vote only on those matters set forth in the Certificate of Incorporation. When a quorum is present at any meeting, subject to the rights of the holders of any preferred stock and except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at a meeting and entitled to vote on a matter presented to the meeting and voting in favor of or against the matter presented shall be required for, and sufficient to constitute, the act of the stockholders on such matter.  Voting need not be by ballot unless requested by a stockholder at the meeting or ordered by the Chairman of the meeting; however, all elections of directors shall be by written ballot, unless otherwise provided in the Certificate of Incorporation.  If authorized by the Board, the requirement for a written ballot may be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxyholder.  Each stockholder entitled to vote at any meeting of stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person to act for him by proxy.  Every proxy must be signed by the stockholder or its attorney-in-fact.  No proxy shall be valid after three years from its date unless it provides otherwise.  Unless and until voted, each proxy shall be revocable at the pleasure of the stockholder who executed it or the stockholder’s legal representative or assigns, except in cases where an irrevocable proxy submitted by law has been given.

2.7  List of Stockholders.  Not less than ten days prior to the date of any meeting of stockholders, the secretary of the Corporation shall prepare a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the stockholder’s name.  For a period of not less than ten days prior to the meeting, the list shall be available during ordinary business hours for inspection by any stockholder for any purpose germane to the meeting.  During this period, the list shall be kept either (a) at a place within the city where the meeting is to be held, if that place shall have been specified in the notice of the meeting, or (b) if not so specified, at the place where the meeting is to be held or (c) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting.  The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list.  If the meeting is to be held at a place, then the list shall also be available for inspection by stockholders at the time and place of the meeting.  If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.8  Determination of Stockholders of Record.  The Board may fix, in advance, a date as the record date for the determination of stockholders entitled to notice of or to vote at any meeting of the stockholders, or to express consent to or dissent from any proposal without a meeting, or to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action.  The record date may not be more than sixty or less than ten days before the date of the meeting or more than sixty days before any other action.

2.9  Action by Written Consent Without a Meeting.  The provisions of these By-Laws regarding notices and meetings notwithstanding, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting.  Prompt notice of the taking of any such action shall be given to those stockholders who did not consent in writing thereto and who, if the action has been taken during the meeting, would have been entitled to notice of the meeting.  A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of these By-Laws, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (a) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (b) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission.  The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed.  No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery to its registered office, its principal place of business or an officer or agent of the Corporation having custody of the book(s) in which proceedings of meetings of stockholders are recorded.  Delivery made to the Corporation=s registered office shall be made by hand or by certified or registered mail, return receipt required.  Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the Corporation or to an officer or agent of the Corporation having custody of the book(s) in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the Board or a committee thereof.

3.  BOARD OF DIRECTORS.

3.1  Number, Qualification, Election and Term of Directors.  The business of the Corporation shall be managed by or under the direction of the Board.  In addition to the powers and authorities by these By-Laws expressly conferred upon them, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.   The Board shall consist of not less than three and not more than seven directors as fixed from time to time by resolution of the entire Board and in accordance with the Certificate of Incorporation.  Initially, as of the date of these By-Laws, the number of directors shall be fixed at five.  Directors shall be elected at each annual meeting of stockholders by a plurality of the votes cast and shall hold office until the election and qualification of their respective successors, subject to the provisions of Section 3.10 and the Certificate of Incorporation.   As used in these By-Laws, the term “entire Board” means the total number of directors which the Corporation would have if there were no vacancies on the Board.

3.2  Quorum and Manner of Acting.  A majority of the directors then in office shall constitute a quorum for the transaction of business at any meeting and, except as otherwise provided by law or the Certificate of Incorporation, action of the Board shall be taken by the vote of a majority of the directors at any meeting at which there is a quorum.  In the absence of a quorum, a majority of the directors present may adjourn any meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present.

3.3  Place of Meetings.  Meetings of the Board may be held in or outside the State of Delaware as shall be determined in accordance with these By-Laws.

3.4  Annual and Regular Meetings.  Annual meetings of the Board, for the election of officers and consideration of other matters, shall be held either (a) without notice immediately after the annual meeting of stockholders and at the same place, or (b) as soon as practicable after the annual meeting of stockholders, on notice as provided in Section 3.6 of these By-Laws.  Regular meetings of the Board may be held without notice at such times and places as the Board determines.  If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on the next business day.

3.5  Special Meetings.  Special meetings of the Board may be called by the Chairman of the Board, the Chief Executive Officer, the President or by any one of the directors.  Only business related to the purposes set forth in the notice of meeting may be transacted at a special meeting.

3.6  Notice of Meetings; Waiver of Notice.  Notice of the time and place of each special meeting of the Board, and of each annual meeting not held immediately after the annual meeting of stockholders and at the same place, shall be given to each director at least three business days before the meeting, by United States mail, e-mail, facsimile or other electronic transmission.  Notice of a special meeting shall also state the purpose or purposes for which the meeting is called.  Notice need not be given to any director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened.  Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

3.7  Committees.  The Board may from time to time establish such committees to serve at the pleasure of the Board which shall be comprised of such members of the Board and have such duties as the Board shall from time to time establish. Any director may belong to any number of committees of the Board. The Board may also establish such other committees with such members (whether or not directors) and such duties as the Board may from time to time determine.

3.8  Board or Committee Action Without a Meeting.  Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken by the Board or by any committee of the Board may be taken without a meeting if all of the members of the Board or of the committee consent in writing or by electronic transmission to the adoption of a resolution authorizing the action.  The resolutions, written consents or electronic transmissions of the members of the Board or the committee shall be filed with the minutes of the proceeding of the Board or of the committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.9  Participation in Board or Committee Meetings by Conference Telephone.  Any or all members of the Board or of any committee of the Board may participate in a meeting of the Board or of the committee by means of a conference telephone or other communications equipment allowing all persons participating in the meeting to hear each other at the same time.  Participation by such means shall constitute presence in person at the meeting.

3.10  Resignation and Removal of Directors.  Any director may resign at any time by delivering his or her resignation in writing or electronic transmission to the Board or the Chairman of the Board, Chief Executive Officer, President or Secretary of the Corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective.  Unless otherwise required by law or the Certificate of Incorporation, a director may be removed, either with or without cause, at any time by the affirmative vote of the majority of the stockholders at any meeting of the stockholders called for such purpose.

3.11  Vacancies.  Unless otherwise required by law or the Certificate of Incorporation, any vacancy in the Board, including one created by an increase in the number of directors, may be filled for the unexpired term by a majority vote of the remaining directors, though less than a quorum.

3.12  Compensation.  Directors shall receive such compensation as the Board determines, together with reimbursement of their reasonable out of pocket expenses in connection with the performance of their duties.  A director may also be paid for serving the Corporation, its affiliates or subsidiaries in other capacities.

3.13  Record Keeping.  The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and its committees, and of any actions thereof not taken at a meeting, and of the meetings of the stockholders and of any actions thereof not taken at a meeting, and appropriate stock transfer books and registers and such other books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

4.                                      OFFICERS.

4.1  Election.  The Board, as soon as may be after each annual meeting of the stockholders, shall elect officers of the Corporation, including the Chief Executive Officer or President, a Chief Financial Officer and a Secretary.  The Board may also from time to time elect such other officers (including one or more Vice Presidents, a Treasurer, one or more Assistant Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers) as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board may determine. Any two or more offices may be held by the same person.

4.2  Term. All officers of the Corporation elected by the Board shall hold office for such term as may be determined by the Board or until their respective successors are chosen and qualified. Any officer may be removed from office at any time either with or without cause by the affirmative vote of a majority of the members of the Board then in office, or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board.

4.3  Power and Duties. Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these By-Laws shall have the powers and duties prescribed by law, by the By-Laws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these By-Laws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office. The Chief Executive Officer and shall have the general direction of the affairs of the Corporation, subject to the supervision of the Board of Directors.

4.4  Delegation of Powers. Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the Corporation, the Board may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

5.  SHARES.

5.1  Certificates.  The Corporation’s shares shall be represented by certificates in the form approved by the Board, provided that the Board may provide by resolution that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares.  Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman, or Vice Chairman, if any, of the Board, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, or as otherwise permitted by law, representing the number of shares registered in certificate form. Any or all the signatures on the certificate may be a facsimile.

5.2  Transfers.  To the extent permitted under the Certificate of Incorporation, transfers of stock shall be made on the books of the Corporation by the holder of the shares in person or by such holder’s attorney upon surrender and cancellation of certificates for a like number of shares, or as otherwise provided by law with respect to uncertificated shares.  No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed, except upon production of such evidence of such loss, theft or destruction and upon delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board in its discretion may require.

6.  MISCELLANEOUS.

6.1  Corporate Books.  The books of the Corporation may be kept outside of the State of Delaware at such place or places as the Board may from time to time determine.

6.2  Seal.  The Board shall adopt a corporate seal, which shall be in the form of a circle and shall bear the Corporation’s name and the year and state in which it was incorporated.  In lieu of the corporate seal, when so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

6.3  Fiscal Year.  The Board may determine the Corporation’s fiscal year.  Until changed by the Board, the Corporation’s fiscal year shall begin on the first day of January each year and shall end on the thirty-first day of December following.

6.4  Checks, Notes, Proxies, Etc.  All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be hereunto authorized from time to time by the Board.  Proxies to vote and consents with respect to securities of other corporations owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chief Executive Officer, the President, or by such officers as the Board may from time to time determine.

6.5  Priority.  To the extent that there are any conflicting provisions between the By-Laws and the Certificate of Incorporation, the terms of the Certificate of Incorporation shall control.

6.6  Amendments.  Except as required by law or by the Certificate of Incorporation, these By-Laws may be altered, amended or repealed in whole or in part, and new By-Laws may be adopted, by the affirmative vote of a majority of the members of the Board of Directors, or by the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote at any annual or special meeting of the stockholders, if notice thereof shall be contained in the notice of the meeting.